    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 12, 1999



                                                      REGISTRATION NO. 333-83683

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                           BAKER & TAYLOR CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             5009                            56-1767111
   (State or other jurisdiction       (Primary Standard Industrial              (IRS Employer
of incorporation or organization)       Classification Code No.)             Identification No.)

                            ------------------------

                            2709 Water Ridge Parkway
                              Charlotte, NC 28217
                                 (704) 357-3500
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            ------------------------

                               SUSAN E. BACKSTROM
              Secretary, Senior Vice President and General Counsel
                           1200 U.S. Highway 22 East
                             Bridgewater, NJ 08807
                                 (908) 429-6412
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            ------------------------

                                   COPIES TO:

             JOHN D. WATSON, JR., ESQ.                           NICHOLAS P. SAGGESE, ESQ.
                 LATHAM & WATKINS                        SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
          1001 PENNSYLVANIA AVENUE, N.W.                    300 SOUTH GRAND AVENUE, SUITE 3400
               WASHINGTON, DC 20004                                LOS ANGELES, CA 90071
                  (202) 637-2200                                      (213) 687-5000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(a), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     EXPLANATORY NOTE: THIS AMENDMENT NO. 1 TO FORM S-1 REGISTRATION STATEMENT (REGISTRATION NO. 333-83683) OF BAKER & TAYLOR CORPORATION IS BEING FILED SOLELY TO INCLUDE EXHIBITS TO THE REGISTRATION STATEMENT NOT PREVIOUSLY FILED. ACCORDINGLY, PART 1, THE FORM OF PROSPECTUS, HAS BEEN OMITTED FROM THIS FILING.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses, all of which will be borne by the Registrant, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee.

SEC Registration Fee........................................  $ 20,850
                                                              --------
NASD Filing Fee.............................................     8,000
                                                              --------
     Listing Fee............................................     *
Transfer Agent Fees.........................................     *
Accounting Fees and Expenses................................     *
Legal Fees and Expenses.....................................     *
Printing and Mailing Expenses...............................     *
Miscellaneous...............................................     *
          Total.............................................  $  *
                                                              --------

-------------------------

* To be supplied by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware ("Section 145") permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

     In the case of an action by or in the right of the corporation, Section 145 permits the corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation. No indemnification may be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding two paragraphs, Section 145 requires that such person be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     Section 145 provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145.

     Our Certificate provides that one of our officers or directors will not be personally liable to us or our stockholders for monetary damages for any breach of his fiduciary duty as an officer or director, except in certain cases where liability is mandated by the DGCL. The provision has no effect on any non-monetary remedies that may be available to us or our stockholders, nor does it relieve us or our officers or directors from compliance with federal or state securities laws. The Certificate also generally provides that we will indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, investigation, administrative hearing or any other proceeding (each, a "Proceeding") by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director, officer, employee or agent of another entity, against expenses incurred by him in connection with such Proceeding. An officer or director shall not be entitled to indemnification from us if (i) the officer or director did not act in good faith and in a manner reasonably believed to be in, or not opposed to, our best interests, or (ii) with respect to any criminal action or proceeding, the officer or director had reasonable cause to believe his conduct was unlawful.

     Our Bylaws provide that we will indemnify any person who is made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was our director or officer, and may indemnify any of our employees or agents in those circumstances, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding. No indemnification may be provided for any person who shall have been finally adjudicated not to have acted honestly or in the reasonable belief that his or her action was in or not opposed to our best interests or who had reasonable cause to believe that his or her conduct was unlawful. Indemnification must be provided to any of our directors, officers, employees or agents to the extent the person succeeded, on the merits or otherwise, in defense of any action or claim described above. Any indemnification under this provision of the Bylaws, unless required under the Bylaws or ordered by a court, can be made only as authorized in each specific case upon a determination by a majority of disinterested directors or by independent legal counsel or by the stockholders that such indemnification is appropriate under the standard set forth in the preceding sentence.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Set forth in chronological order is information regarding all securities sold and stock options granted by the Registrant since August 31, 1996. Further included is the consideration, if any, received by the Registrant for such securities, and information relating to the section of the Securities Act of 1933, as amended (the "Securities Act"), and the rules of the Securities and Exchange Commission under which exemption from registration was claimed. All awards of options did not involve any sale under the Securities Act. None of these securities were registered under the Securities Act. No sale of securities involved the use of an underwriter and no commissions were paid in connection with the sales of any securities.

     1. In April 1999, we granted to employees and directors options to purchase
an aggregate of        shares of common stock with an exercise price of $
per share. The issuance of these securities were not registered under the Securities Act in reliance upon Rule 701 of the rules promulgated under the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


EXHIBIT
  NO.                                  DESCRIPTION
-------                                -----------
  1.1     --   Form of Underwriting Agreement.*
  2.1     --   Stock purchase agreement by and among Baker & Taylor, Inc.
               and the stockholders of Yankee Book Peddler, Inc. dated June
               22, 1999.#
  3.1     --   Amended and Restated Certificate of Incorporation of the
               Registrant.*
  3.2     --   By-Laws of the Registrant.*
  4.1     --   Specimen Certificate for shares of common stock, $     par
               value, of the Registrant.*
  5.1     --   Opinion of Latham & Watkins with respect to the validity of the securities being offered.*
 10.1     --   Content license agreement between Baker & Taylor, Inc. and
               Amazon.com dated March 26, 1997.#
 21.1     --   Subsidiaries of the Registrant.*
 23.1     --   Consent of Arthur Andersen LLP.+
 24.1     --   Power of Attorney (included on page II-5).+
 27.1     --   Financial Data Schedule.+


-------------------------
*  To be filed by amendment.

+  Previously filed.


# Confidential treatment requested as to certain portions.


     (b) Schedules

         Schedule I -- Condensed Financial Information of Registrant
         Schedule II -- Valuation and Qualifying Accounts

     All other schedules have been omitted because they are not required or because the required information is given in the Consolidated Financial Statements or Notes thereto.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions contained in the Articles of Incorporation, as amended, and By-Laws, as amended, of the Registrant and the laws of the State of Delaware or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matters have been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, Baker & Taylor Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Charlotte, North Carolina on August 12, 1999.


                                      BAKER & TAYLOR CORPORATION


                                      By:        /s/ EDWARD H. GROSS

                                         ---------------------------------------

                                                 Edward H. Gross


                                            Executive Vice President,


                                          Chief Administrative Officer


                                           and Chief Financial Officer



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                       NAME                                      TITLE                    DATE
                       ----                                      -----                    ----

                         *                           President and Chief Executive   August 12, 1999
---------------------------------------------------    Officer (Principal Executive
                 Craig M. Richards                     Officer)

                /s/ EDWARD H. GROSS                  Executive Vice President,       August 12, 1999
---------------------------------------------------    Chief Administrative Officer
                  Edward H. Gross                      and Chief Financial Officer
                                                       (Principal Financial and
                                                       Accounting Officer)

                         *                           Director and Chairman           August 12, 1999
---------------------------------------------------
                 Patrick W. Gross

                         *                           Director and Co-Chairman        August 12, 1999
---------------------------------------------------
               Joseph R. Wright, Jr.

                         *                           Director and Vice Chairman      August 12, 1999
---------------------------------------------------
                Daniel A. D'Aniello

                         *                           Director                        August 12, 1999
---------------------------------------------------
                  Philip B. Dolan



*By:       /s/ EDWARD H. GROSS

     -----------------------------------

             Edward H. Gross


            Attorney-in-Fact

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SCHEDULES

To Baker & Taylor Corporation:

We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of Baker & Taylor Corporation and subsidiaries included in this registration statement, and have issued our report thereon dated July 22, 1999. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedules listed in Item 16(b) of this registration statement are the responsibility of the Company's management and are presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic financial statements. These schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statement taken as a whole.

                                          /s/ ARTHUR ANDERSEN LLP

Charlotte, North Carolina,
  July 22, 1999.

                           BAKER & TAYLOR CORPORATION
          SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                            CONDENSED BALANCE SHEETS
                                 (in thousands)

                                                              JUNE 26,   JUNE 25,
                                                                1998       1999
                                                              --------   --------
                                     ASSETS
Current assets..............................................  $     0    $   410
Investment in and advances to subsidiaries..................   28,903     29,896
                                                              -------    -------
                                                              $28,903    $30,306
                                                              =======    =======
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities.........................................  $    --    $   117
Other liabilities...........................................       --     15,025
                                                              -------    -------
          Total liabilities.................................       --     15,142
                                                              -------    -------
Common stock................................................      206        207
Other stockholders' equity..................................   28,697     14,957
                                                              -------    -------
          Total stockholders' equity........................   28,903     15,164
                                                              -------    -------
                                                              $28,903    $30,306
                                                              =======    =======

                           BAKER & TAYLOR CORPORATION
          SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                       CONDENSED STATEMENTS OF OPERATIONS
                                 (in thousands)

                                                                    FISCAL YEAR ENDED
                                                              ------------------------------
                                                              JUNE 27,   JUNE 26,   JUNE 25,
                                                                1997       1998       1999
                                                              --------   --------   --------
Expenses, net of tax........................................  $(4,309)   $  (481)   $  (342)
Extraordinary item, net of tax..............................       --     28,720         --
Equity in income of subsidiaries............................    1,347     24,460     22,299
                                                              -------    -------    -------
Net income (loss)...........................................  $(2,962)   $52,699    $21,957
                                                              =======    =======    =======

                           BAKER & TAYLOR CORPORATION
          SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                       CONDENSED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                    FISCAL YEAR ENDED
                                                              ------------------------------
                                                              JUNE 27,   JUNE 26,   JUNE 25,
                                                                1997       1998       1999
                                                              --------   --------   --------
OPERATING ACTIVITIES
  Net cash used in operating activities.....................  $    --    $    --    $   (442)
                                                              -------    -------    --------
INVESTING ACTIVITIES
  Net cash used in investigating activities.................       --         --        (425)
                                                              -------    -------    --------
FINANCING ACTIVITIES
  Proceeds from term loan...................................       --         --      15,000
  Repurchases of common stock...............................       --         --        (125)
  Proceeds from exercise of stock options...................       --         --         407
  Dividend paid.............................................       --         --     (25,004)
  Debt retirement...........................................       --     (5,325)         --
  Intercompany transfers from (to) subsidiaries.............       --      5,325     (14,648)
  Dividends received from subsidiary........................       --         --      25,429
                                                              -------    -------    --------
          Net cash provided by investing activities.........       --         --       1,059
                                                              -------    -------    --------
Net increase in cash and cash equivalents...................       --         --         192
Cash and cash equivalents, beginning of period..............       --         --          --
                                                              -------    -------    --------
Cash and cash equivalents, end of period....................  $    --    $    --    $    192
                                                              =======    =======    ========

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

1.  PRESENTATION:

     These condensed financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information presented not misleading. For disclosures regarding commitments and contingencies, see Notes 12, 16 and 17 to Consolidated Financial Statements.

     Prior to December 9, 1998 Baker & Taylor Corporation had one wholly-owned subsidiary, Baker & Taylor, Inc., which conducts all of the operating activities of the Company. On December 9, 1998, an existing dormant subsidiary of Baker & Taylor Inc. was renamed Baker & Taylor Benefits Management Corp. and became a subsidiary of the parent whose purpose is to hold and manage the medical liabilities of the Company.

2.  SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR ADDITIONAL DISCLOSURES.

                           BAKER & TAYLOR CORPORATION
                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
   FOR THE FISCAL YEARS ENDED JUNE 25, 1999, JUNE 26, 1998 AND JUNE 27, 1997
                                 (in thousands)

                                                      BALANCE AT   CHARGE TO
                                                      BEGINNING    COSTS AND                BALANCE AT
                    DESCRIPTION                        OF YEAR     EXPENSES    DEDUCTIONS   END OF YEAR
                    -----------                       ----------   ---------   ----------   -----------
FISCAL YEAR ENDED JUNE 25, 1999
  Reserve for uncollectible amounts -- trade
     accounts receivable............................    $  610      $  297      $  (565)      $  342
  Reserve for uncollectible amounts -- retained
     interest in pool of receivables................     4,555       3,263       (3,205)       4,613
  Restructuring reserves............................     --          7,350       (3,960)       3,390
FISCAL YEAR ENDED JUNE 26, 1998
  Reserve for uncollectible amounts -- trade
     accounts receivable............................       477         480         (347)         610
  Reserve for uncollectible amounts -- retained
     interest in pool of receivables................     3,858       1,542         (845)       4,555
  Restructuring reserves............................     --          --           --           --
FISCAL YEAR ENDED JUNE 27, 1997
  Reserve for uncollectible amounts -- trade
     accounts receivable............................       433         221         (177)         477
  Reserve for uncollectible amounts -- retained
     interest in pool of receivables................     3,806       1,335       (1,283)       3,858
  Restructuring reserves............................     --          --           --           --

                                 EXHIBIT INDEX


EXHIBIT
  NO.                                  DESCRIPTION
-------                                -----------
  1.1     --   Form of Underwriting Agreement.*
  2.1     --   Stock purchase agreement by and among Baker & Taylor, Inc.
               and the stockholders of Yankee Book Peddler, Inc. dated June
               22, 1999.#
  3.1     --   Amended and Restated Certificate of Incorporation of the
               Registrant.*
  3.2     --   By-Laws of the Registrant.*
  4.1     --   Specimen Certificate for shares of common stock, $     par
               value, of the Registrant.*
  5.1     --   Opinion of Latham & Watkins with respect to the validity of the securities being offered.*
 10.1     --   Content license agreement between Baker & Taylor, Inc. and
               Amazon.com dated March 26, 1997.#
 21.1     --   Subsidiaries of the Registrant.*
 23.1     --   Consent of Arthur Andersen LLP.+
 24.1     --   Power of Attorney (included on page II-5).+
 27.1     --   Financial Data Schedule.+


-------------------------
*  To be filed by amendment.

+  Previously filed.


# Confidential treatment requested as to certain portions.